Exhibit 10.2 - Amendment to Chief Operating Officer Agreement




                                 October 9, 1997



Mr. Wade S. Oney
8536 Summerville Place
Orlando, Florida  32819


     RE:  1998 Compensation Plan as Chief Operating Officer

Dear Wade:

     This letter will memorialize our understanding as of April 8, 1997, concerning your employment as Chief Operating Officer ("COO") of Papa John's International, Inc. and Papa John's USA, Inc. for fiscal year 1998.

     1. Position. As COO, you will be primarily responsible for the development and operation of Company-owned and franchised Papa John's Pizza stores system-wide. Such responsibilities shall include, without limitation, reviewing markets and sites, supervising store-level operations and interacting with the remainder of the Papa John's organization on behalf of your department. You will report directly to the President. This Plan is based on our present expectation that you would serve as COO through the fourth quarter of 1998. During that time, we would work together to identify and train your replacement. In the event we identify and properly train an agreed-upon candidate sooner, we would support your decision to step down and concentrate on L-N-W and Bam-Bam.

     2. Salary and Bonus. Your annualized salary shall be $150,000, payable weekly. You will also be eligible for an annual bonus of up to $100,000. The bonus will be paid quarterly subject to the criteria set forth in Section 4 below. The bonus will be prorated for any partial quarter.

     3. Stock Options. You shall be granted options to purchase 150,000 shares of Papa John's International, Inc. ("PJI") common stock at $27.00 per share pursuant to a written Option Agreement and the PJI 1993 Stock Ownership Incentive Plan (the "Plan").

Mr. Wade S. Oney
October 9, 1997
Page 2.



     4.  Bonus Criteria.

         A.  Performance          vs. Goal(1)           Cash
                Level              (% above)          Bonus(3)
                -----              ---------          --------
                Poor                  2+              $ 2,500
               Average             1.5 - 1.9            5,000
                Good               0.1 - 1.4           10,000
              Excellent         At or below goal       12,500


                                  % Increase         Quarterly
         B.  Performance          Comparable           Cash
                Level              Sales (2)          Bonus(3)
                -----              ---------          --------

                Poor              3.9 or less         $ 2,500
               Average             4.0 - 6.0            5,000
                Good               6.1 - 9.4           10,000
              Excellent               9.5+             12,500

     (1) For all Company-owned restaurants open more than 149 days. For restaurants open 0-60 days -- FLM goal will be 80%; 61-149 days -- 65%.

     (2)  For those restaurants open a full year.

     (3) Cash bonus will be calculated and paid within 45 days after each of the first three quarters and within 90 days after the close of the fiscal year. The amounts for each level (i.e., poor - excellent) are not cumulative. The amount earned under a particular level in A. is added to the amount earned in a particular level in B.

     5. Car Allowance. You will receive a car allowance of $500 per month. We will also pay for the business use of your mobile telephone.

     6. Operational Headquarters and Travel. You will be based in Orlando, Florida. The decision to base you out of Orlando is centered on the fact that we want operations to remain as unencumbered as possible from the day-to-day administrative burdens which would naturally come from being based in the Louisville corporate office. Of course, substantial interaction between yourself and the remainder of the Company will remain necessary. You will have a travel budget of up to $16,000 per period to cover commercial and charter air

Mr. Wade S. Oney
October 9, 1997
Page 3.



travel to the corporate and franchise markets and the corporate office.

     7. Prior Plans. This plan applies only for fiscal year 1998. In the event Oney does not continue in the position of Chief Operating Officer subsequent to December 27, 1998, for reasons other than cause, Oney's employment will continue as a consultant on mutually agreed-upon terms through December 1999. This compensation package replaces and supersedes all prior oral or written understandings concerning your compensation for 1998. Your existing plan, as outlined in the memorandum dated March 31, 1995, and as amended by the Amendment to Chief Operating Officer Agreement dated February 12, 1996, shall continue through fiscal year 1997, and shall terminate and be replaced by this Plan on December 29, 1997.



                                             Sincerely,



                                             PAPA JOHN'S INTERNATIONAL, INC.



                                             /s/ Charles W. Schnatter
                                             ------------------------
                                             Charles W. Schnatter
                                             Senior Vice President, Secretary
                                              and General Counsel

CWS:kw


READ AND AGREED TO:

/s/ Wade S. Oney
----------------
Wade S. Oney

October 24, 1997